THESTREET.COM REPORTS FOURTH-QUARTER 2004 PROFITABILITY

AND FULL-YEAR FINANCIAL RESULTS

Net Revenue Up 35% Over Prior Year

NEW YORK, February 17, 2005 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of financial commentary, analysis, research and news, today announced its financial results for the fourth quarter and fiscal year ended 2004, which included achieving quarterly profitability.

“We are extremely pleased to report profitability for the fourth quarter,” said Thomas J. Clarke, Jr., chairman and chief executive officer of TheStreet.com. “Our core Electronic Publishing segment contributed $3.6 million in earnings for the full year. Our subscription and advertising revenue streams posted year-over-year gains of 21% and 26%, respectively, while commission revenue at our Securities Research and Brokerage segment increased $3.7 million, or 456%, to $4.5 million.”

Fourth-Quarter 2004 Results

•	Net income for the quarter was $730,830, or $0.03 per share, a $0.6 million improvement over the same period last year and a $2.0 million improvement from last quarter.

•	Net revenue was $9.5 million in the fourth quarter 2004, a 29% increase over the same period last year and a 9% increase from last quarter.

•	Total cash flow for the quarter was $1.1 million, a $1.2 million improvement over fourth quarter 2003 burn of ($0.1) million and a $1 million improvement from last quarter’s cash flow of $0.1 million.

•	Deferred revenue was $7.3 million, a 7% increase over the same quarter last year and a decrease of 9% from last quarter.

•	Commission revenue for the quarter was $1.5 million, an increase of 367%, or $1.2 million, from the same period last year and a 57% increase from third quarter 2004.

“Our record fourth-quarter profit of more than $730,000, of which the Electronic Publishing segment contributed $2.2 million in profit, validates the strength of the Company's core fundamentals,” said Lisa A. Mogensen, chief financial officer of TheStreet.com.

Full-Year 2004 Results

•	Net revenue for the year was $35.2 million, a 35% increase over 2003.

•	Net loss for the year was ($2.2) million, or ($0.09) per share, an improvement of $1.9 million, or 46%, from the previous year.

•	For the full-year 2004, the Company’s cash flow totaled $3.6 million, a $4.2 million improvement over the 2003 cash burn of ($0.6) million.

•	Cash, restricted cash and investments stood at $32.1 million as of Dec. 31, 2004, an improvement of 13% over the same period last year.

Revenue Streams

Electronic Publishing Segment

•	Subscription revenue for the year totaled $22.4 million, a 21% increase over 2003. Subscription revenue for the fourth quarter 2004 was $5.6 million, an increase of 10% over the same quarter last year and a 3% decrease from the third quarter.

•	Advertising revenue for the year totaled $7.1 million, a 26% increase over 2003, and the third highest recorded in the Company’s history. Fourth-quarter advertising revenue was $2.0 million, an increase of 20% over the same quarter in 2003 and a 22% increase from last quarter.

Securities Research and Brokerage Segment (IRG Research)

•	Commission revenue totaled $4.5 million, an increase of 456% over 2003. Fourth-quarter commission revenue was $1.5 million, an increase of 367%, or $1.2 million, over the same period last year and a 57% increase from last quarter.

“We will continue to focus on proprietary content creation with new product launches as we look to meet the demands of a more diversified investing universe,” added Clarke. “We expect to continue to see positive growth trajectories in both the Electronic Publishing and the Securities Research and Brokerage segments of our business.”

Operating Expenses

•	Total expenses were $8.9 million in the fourth quarter 2004, an increase of 22% over the same period last year and an 11% decrease from third quarter 2004.

•	Expenses equaled $37.8 million for 2004, an increase of $7.3 million, or 24%, from 2003.

Recent Company Highlights

Electronic Publishing Segment

•	Advertisers continued to value our quality audience and inventory. During the quarter, 12 new advertisers bought inventory on TheStreet.com network. This increased demand from advertisers has allowed us to increase our advertising rates.

•	We recently signed distribution agreements with several online brokers and major portals, such as AOL. We believe these initiatives will fuel a blend of increased traffic, the sale of premium product subscriptions, database growth and overall awareness of TheStreet.com's powerful content for self-directed investors.

•	Each year the Media Industry Newsletter sponsors its “Best of The Web” Awards, a competition open to all consumer and professional Web sites, both independent and affiliated. TheStreet.com was the only independent financial Web site to be cited in this year's competition. TheStreet.com received Honorable Mention awards for General Editorial Excellence, Best Premium Web site for RealMoney.com, and for Online Coverage for TheStreet.com's coverage of the Martha Stewart conviction. This year's awards mark TheStreet.com's fifth nomination within the past three years.

Securities Research and Brokerage Segment (IRG Research)

•	IRG Research recently announced an exclusive strategic alliance with MDRxFinancial to provide the institutional investment community with an innovative healthcare research service. The IRG/MDRx product will be a unique source of healthcare intelligence that provides clients access to top doctors in America and a network of leading pharmacists and distributors. It will also provide clients proprietary retail pharmacy, biotech, and pharmacy prescription data not currently available in the market.

•	In November, IRG Research hosted its first "TV On-Demand Summit" in New York City with Comcast CEO Brian Roberts as the keynote speaker. The one-day event featured investor presentations and panel discussions by leading cable operators and equipment vendors that are reshaping the television landscape.

•	IRG Research ended the year with 75 companies under coverage, nine analysts, and more than 200 clients.

TheStreet.com will conduct a conference call today, February 17, 2005, at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the Web cast of its call at http://www.thestreet.com/earnings.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading provider of investment commentary, analysis and news. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based Web site, “RealMoney.com” is accompanied by the professionally oriented subscription sites, “Street Insight,” “RealMoney Pro Advisor,” and the free, flagship site, “TheStreet.com.” The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions. TheStreet.com's wholly owned subsidiary, Independent Research Group LLC (IRG Research), develops independent research and services focused exclusively on meeting the performance needs of hedge funds and money managers. IRG Research’s proprietary equity research provides in-depth, action-oriented investment ideas from its in-house, top-tier industry analysts, without the conflicts created by investment banking, underwriting and proprietary trading.

“Cash flow” or “cash burn,” as used in this news release, means the increase or decrease, as applicable, in the Company’s cash, investments and restricted cash from the prior period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it focuses on the creation, or lack thereof, of cash driven by operating manager’s performance. This measure is used by our chief operating decision maker to make decisions about resource allocations within the Company and to assess overall performance, and is among the primary measures used by management for planning and forecasting of future periods. Since TheStreet.com has historically reported this non-GAAP result to the investment community, the Company believes the inclusion of this non-GAAP financial measure provides consistency in our financial reporting. The Company further believes that the use of the terms “cash flow” and “cash burn” allow investors to view financial performance in a manner similar to the method used by the Company’s management, which helps improve their ability to understand the Company’s operating performance.

	Dec. 31, 2004	For the Quarter Ended $ in Millions Sept. 30, 2004	Dec. 31, 2003
Total Cash Flow	$1.1	$0.1	($0.1)
Decrease in restricted cash	0.3	—	0.3
Decrease in short term investments	2.0	—	—
Change in cash and cash equivalents	$3.4	$0.1	$0.2

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings), which could cause actual results to differ.

###

Contact:

TheStreet.com

Tina Lewis

212-321-5256

tina.lewis@thestreet.com

THESTREET.COM, INC.
BALANCE SHEETS
($ in thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash, restricted cash and short-term investments	$30,570	$26,558
Accounts receivable - net	1,632	1,638
Other receivables	100	417
Prepaid expenses and other current assets	1,186	1,304

Total current assets	33,488	29,917
Property and equipment - net	2,529	2,553
Other assets	71	343
Goodwill and intangibles - net	2,484	2,484
Restricted cash	1,505	1,900

Total assets	$40,077	$37,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$6,913	$3,932
Deferred revenue	7,311	6,839
Note payable	96	90
Other current liabilities	116	72

Total current liabilities	14,436	10,933
Note payable	125	221
Other liabilities	133	56

Total liabilities	14,694	11,210

Stockholders' Equity:
Stockholders' equity	25,383	25,987

Total liabilities and stockholders' equity	$40,077	$37,197

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is now classified as a noncurrent asset, and our cash is classified in two places on the above balance sheet.

Cash, restricted cash, and short-term investments	$30,570	$26,558
Restricted cash	1,505	1,900

Total cash, current and noncurrent restricted
cash and short-term investments	$32,075	$28,458

THESTREET.COM,INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Net revenue:
Subscription	$5,577	$5,053	$22,417	$18,503
Advertising	2,047	1,703	7,066	5,602
Commission	1,518	325	4,473	805
Other	349	302	1,267	1,189

Total net revenue	9,491	7,383	35,223	26,099

Operating expense:
Cost of services	3,403	3,015	15,400	13,491
Sales and marketing	3,574	1,859	12,690	7,067
General and administrative	2,211	1,963	9,002	7,342
Depreciation and amortization	208	447	806	2,285
One-time lease termination costs	—	—	393	—
Asset impairment	(500)	—	(500)	—
Noncash compensation	—	19	—	323

Total operating expense	8,896	7,303	37,791	30,508

Interest income, net	135	74	379	370

Net gain (loss)	$730	$154	$(2,189)	$(4,039)

Net gain (loss) per share - basic
and diluted:	$0.03	$0.01	$(0.09)	$(0.17)

Weighted average basic and diluted
shares outstanding	24,671	23,998	24,529	23,864